PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 11

COMPUTATION OF EARNINGS PER SHARE

(In thousands except per share amounts)

                                                   1994      1993         1992
                                                    ----     ----         ----

* AVERAGE COMMON SHARES OUTSTANDING ..........     71,100     70,600     70,400
                                                 ========   ========   ========

INCOME BEFORE CUMULATIVE EFFECT OF
 ACCOUNTING CHANGES ..........................   $271,000    187,900    301,600

  Per common share ...........................   $   3.81       2.66       4.28

CUMULATIVE EFFECT OF ACCOUNTING CHANGES ......   $   --         --      (79,900)

  Per common share ...........................   $   --         --        (1.13)

NET INCOME ...................................   $271,000    187,900    221,700

  Per common share ...........................   $   3.81       2.66       3.15

- ------------------
* Average common shares outstanding have been revised for all periods presented to give effect to the May 1992 two-for-one stock split.